SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

UNITRIN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of

2006

Annual Meeting

and Proxy Statement

One East Wacker Drive • Chicago, Illinois 60601

One East Wacker Drive

Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 3, 2006

The 2006 Annual Meeting of Shareholders of Unitrin, Inc. (the “Company” or “Unitrin”) will be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Chase Auditorium, Chase Tower, 10 S. Dearborn Street (Plaza Level), Chicago, Illinois 60603. Attendees providing proper identification will be directed to the meeting room. The purpose of the Annual Meeting will be to:

(1)	Elect a Board of Directors;

(2)	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2006; and

(3)	Consider and act upon such other business as may be properly brought before the meeting.

The Board of Directors has fixed March 13, 2006 as the record date for determining shareholders entitled to receive this notice and to vote at the Annual Meeting or any adjournments or postponements of the meeting. A list of registered shareholders as of the close of business on March 13, 2006 will be available for inspection at the Annual Meeting and for a period of ten days prior to May 3, 2006 during ordinary business hours at the Company’s executive offices located at One East Wacker Drive, Chicago, Illinois 60601.

By Order of the Board of Directors.

Scott Renwick

Secretary

Chicago, Illinois

March 27, 2006

Important: Whether or not you plan to attend the Annual Meeting, please complete, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope provided. If you are a registered shareholder, you may also give a proxy by telephone or through the Internet by following the instructions printed on your proxy card.

PROXY STATEMENT FOR THE

2006 ANNUAL MEETING OF SHAREHOLDERS

The Company’s Board of Directors is furnishing you with this Proxy Statement to solicit proxies to be voted at the 2006 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Chase Auditorium, Chase Tower, 10 S. Dearborn Street (Plaza Level), Chicago, Illinois 60603. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is One East Wacker Drive, Chicago, Illinois 60601. We began sending these proxy materials on or about March 27, 2006 to all shareholders entitled to vote at the 2006 Annual Meeting.

All properly executed proxy cards, and all properly completed proxies submitted by telephone or through the Internet, that are delivered in response to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

Proxy and Proxy Statement

What is a proxy?

A proxy is your legal appointment of another person to vote the stock you own. That other person is called a proxy. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated our Chairman and Chief Executive Officer, Richard C. Vie, our President and Chief Operating Officer, Donald G. Southwell, and our Executive Vice President and Chief Financial Officer, Eric J. Draut, to act as proxies for the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares if you provide a proxy in the manner described in this Proxy Statement.

What is a Proxy Statement?

A Proxy Statement is a document that sets forth the information required by the federal securities laws and regulations administered by the Securities and Exchange Commission (“SEC”) which is intended to allow you to vote on an informed basis at the Annual Meeting.

Voting and Record Date

On what am I being asked to vote?

Shareholders will vote on the following two proposals at the Annual Meeting:

1.	Election of Directors (See pages 13–15 for a list of the Director Nominees); and

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2006.

Who can vote?

You are entitled to vote at the Annual Meeting if you owned Unitrin common stock at the close of business on March 13, 2006. This date is called the record date.

How many shares of Unitrin stock are eligible to be voted at the Annual Meeting?

At the close of business on the record date, there were 68,582,521 shares of Unitrin common stock issued and outstanding. Accordingly, 68,582,521 shares of Unitrin common stock are eligible to be voted at the Annual Meeting. Unitrin had no other voting securities outstanding on March 13, 2006.

How many votes do I have?

Each share of Unitrin common stock that you owned on the record date entitles you to one vote. Your proxy card indicates the number of shares of Unitrin common stock that you owned on March 13, 2006 which are eligible to be voted at the Annual Meeting.

How do I give a proxy to vote my shares?

How you give a proxy to vote your shares depends on whether you hold your shares of Unitrin common stock (i) as a “registered shareholder” or (ii) in “street name” through an institution, such as a stock brokerage firm or bank. The shares of a registered shareholder are registered with the Company’s transfer agent, American Stock Transfer & Trust Company, in the shareholder’s own name. Shares held in street name are registered with the Company’s transfer agent in the name of the stock brokerage firm or other institution (or the name of its nominee), but not in the shareholder’s own name. In this case, the institution maintains its own internal records showing the shareholder as the actual beneficial owner of the shares.

Registered shareholders: If you hold your shares of Unitrin common stock as a registered shareholder (or through the Company’s employee 401(k) savings plan), you may give a proxy to vote your shares by one of the following methods:

•	Complete, sign and date the enclosed proxy card and return it no later than the commencement of the Annual Meeting in the postage-paid envelope provided;

•	Call the toll-free telephone number on the proxy card and follow the recorded instructions no later than 11:59 p.m. Eastern Daylight Saving Time on Tuesday, May 2, 2006;

•	Access the proxy voting website identified on the proxy card and follow the instructions no later than 11:59 p.m. Eastern Daylight Saving Time on Tuesday, May 2, 2006; or

•	Attend the Annual Meeting in person and deliver a signed proxy or ballot to one of the ushers when requested to do so.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders who wish to give proxy voting instructions over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from internet service providers and telephone companies. In addition, in choosing among the available alternatives for proxy voting, shareholders should be aware that there may be some risk that a vote either by telephone or over the Internet might not be properly recorded or counted because of an unanticipated electronic malfunction. As described above, please note that the ability of shareholders of record to submit voting instructions by telephone and over the Internet ends at 11:59 p.m. Eastern Daylight Saving Time on the day before the Annual Meeting. The reason for this cut off is to allow for the timely assembly and tabulation of telephonic and internet voting instruction data.

Shares held in street name: If you hold your shares of Unitrin common stock in street name through an institution, the institution generally will supply you with its own form of proxy card requesting you to provide your voting instructions in writing or, in some cases, by telephone or over the Internet. Following its receipt of your voting instructions, the institution will be authorized to provide a proxy to the Company to vote your shares in accordance with your instructions.

How will my proxy be voted?

If you properly sign your proxy card and timely send it to American Stock Transfer & Trust Company, or timely deliver your voting instructions by telephone or the Internet, the individuals named on your proxy card (i.e. the designated proxies) will be authorized to vote your shares as you have directed. With respect to Proposal 1, you are given the choice of voting for all director nominees or withholding authority to vote for some or all director nominees. With respect to Proposal 2, you are given the choice of voting “FOR” or “AGAINST,” or to “ABSTAIN” from voting.

If you sign the proxy card but do not make specific choices, the designated proxies will vote your shares as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote in favor of all of the director nominees in Proposal 1, and in favor of Proposal 2.

What is the effect of marking the proxy card to withhold authority in the election of directors?

A proxy card that has been marked to “withhold authority” with respect to one or more director nominees will be considered as part of the voting power present with respect to the election of directors and will have the effect of a vote against any such nominees.

What is the effect of marking the proxy card to abstain from voting on Proposal 2?

A proxy card marked “ABSTAIN” from voting on Proposal 2 will be treated as present for purposes of determining a quorum and counted as votes cast against the proposal.

What are broker non-votes and how might they affect voting?

Broker non-votes can occur in some instances when a stockbroker holding securities in street name for its customer does not receive voting instructions from the customer. In these cases, the applicable New York Stock Exchange rules (the “Rules”) governing stockbrokers allow brokers to exercise discretionary voting power with respect to some matters (called “discretionary” matters) but not others (called “non-discretionary” matters), depending on the subject matter of the proposal being voted upon. Under the Rules, Proposals 1 and 2 involve discretionary matters for brokers, and a broker not receiving voting instructions from a customer generally will be free to cast a vote in its discretion as to these matters.

How will voting on any other business be conducted?

The Company’s management is aware of no business that may come before the Annual Meeting other than the voting on Proposals 1 and 2 as described in this Proxy Statement. However, if any other business should properly come before the Annual Meeting, your proxy card will authorize the persons named in the proxy to vote on any such matters in their discretion.

May I revoke my proxy or change my voting instructions?

If you are a registered shareholder, you may revoke your proxy or change your voting instructions as follows:

•	Deliver to American Stock Transfer & Trust Company another signed proxy card with a later date anytime prior to the commencement of the Annual Meeting;

•	Notify Unitrin’s Secretary, Scott Renwick, in writing prior to the commencement of the Annual Meeting that you have revoked your proxy;

•	Call the toll-free telephone number on the proxy card and re-vote anytime prior to 11:59 p.m. Eastern Daylight Saving Time on Tuesday, May 2, 2006;

•	Access the proxy voting website identified on the proxy card and re-vote anytime prior to 11:59 p.m. Eastern Daylight Saving Time on Tuesday, May 2, 2006; or

•	Attend the Annual Meeting in person and deliver a new signed proxy or ballot to one of the ushers when requested to do so.

If you own your shares of Unitrin common stock in street name, you should contact your stockbroker or other institution holding your shares to determine the procedures, if any, for revoking or changing your voting instructions. Please refer to the discussion under the above question “How do I give a proxy to vote my shares?” regarding shareholders of record and shares held in street name.

If I plan to attend the Annual Meeting, should I give my proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to give a proxy. Returning your proxy card or giving voting instructions by telephone or through the Internet will not affect your right to attend the Annual Meeting and vote in person. However, giving a proxy will ensure that your shares are represented at the Annual Meeting in the event that you are unable to attend.

How do I vote in person?

If you owned Unitrin common stock in your own name on March 13, 2006, your name will appear on the list of registered shareholders of the Company and, if you wish to attend in person, you will be admitted to the Annual Meeting and may vote by written ballot or by delivering a signed proxy card. However, if your shares are held in the name of a broker, bank or other institution, you must present written evidence at the Annual Meeting from the institution indicating that you were the beneficial owner of the shares on March 13, 2006 and that you have been authorized by that institution to vote your shares in person. This written evidence is generally called a “Legal Proxy” and should be submitted to the Company’s Secretary, Scott Renwick, prior to the commencement of the Annual Meeting.

What does it mean if I receive more than one proxy card?

If your Unitrin shares are held under different names or in more than one account, you will receive more than one proxy card. Each proxy card will indicate the number of shares you are entitled to vote on that particular proxy card.

Quorum and Required Vote

What is a quorum?

In order to conduct business at the Annual Meeting, a quorum must be present; that is, a majority of the shares of Unitrin common stock outstanding and entitled to vote as of the record date must be represented in person or by proxy at the Annual Meeting. If you properly submit a proxy, your shares covered by that proxy will be counted towards a quorum.

How many votes are required to elect the Nominees for the Board of Directors and to ratify the selection of the independent registered public accountant?

Under the Company’s Amended and Restated Bylaws (“Bylaws”), if a quorum is present, the affirmative vote of a majority of the outstanding Unitrin common stock having voting power present, in person or by proxy, at the Annual Meeting, is required to elect each nominee for director and to ratify the selection of the independent registered public accountant.

Shareholder Proposals, Nominations and Communications

May a shareholder nominate someone at the Annual Meeting to be a director of Unitrin or bring any other business before the Annual Meeting?

The Company’s Bylaws require advance notice to the Company if a shareholder intends to attend an annual meeting of shareholders in person and to nominate someone for election as a director or to bring other business before the meeting. Such a notice may be made only by a shareholder of record within the time period established in the Bylaws and described in each year’s proxy statement. The deadline for notices in relation to the 2006 Annual Meeting has expired, and the Company did not receive any such notices during the prescribed notice period. Accordingly, no such director nominations or other business proposed from the floor of the 2006 Annual Meeting will be in order. The procedures for shareholders to nominate directors or make other proposals relating to the 2007 Annual Meeting are summarized below in the answers to the following two questions.

How can a shareholder nominate someone to be a director of Unitrin or bring any other business before the 2007 Annual Meeting?

In accordance with the advance notice requirements of the Bylaws described above, if a shareholder of record wishes to nominate directors or bring other business to be considered by shareholders at the 2007 Annual Meeting, such proposals must be made in writing to the Company no earlier than February 2, 2007 and no later than March 5, 2007. However, if the date of the 2007 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2006 Annual Meeting (i.e., May 3, 2007), then such nominations and proposals must be delivered in writing to the Company no earlier than 90 days prior to the 2007 Annual Meeting and no later than the close of business on the later of (i) the 60th day prior to the 2007 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2007 Annual Meeting is first made.

All shareholder proposals and notices should be submitted to the Secretary of Unitrin, Inc., at One East Wacker Drive, Chicago, Illinois 60601.

Please note that these requirements relate only to matters intended to be proposed from the floor of the 2007 Annual Meeting. They are separate from certain SEC requirements which must be met in order to have shareholder proposals included in the Company’s Proxy Statement, as described immediately below.

When are shareholder proposals due so that they may be included in Unitrin’s Proxy Statement for the 2007 Annual Meeting?

Pursuant to regulations of the SEC, shareholders who intend to submit proposals for inclusion in the Company’s proxy materials for the 2007 Annual Meeting must do so no later than November 27, 2006. Certain other SEC requirements must also be met to have a shareholder proposal included in the Company’s Proxy Statement. In addition, these requirements are independent of the advance notice requirements of the Company’s Bylaws described immediately above. Under SEC rules in effect on the date of this Proxy Statement, shareholder nominations of persons for election to the Board of Directors are not eligible for inclusion in the Company’s proxy materials. All shareholder proposals and notices should be submitted to the Secretary of Unitrin, Inc., at One East Wacker Drive, Chicago, Illinois 60601.

How may a shareholder communicate with the Board of Directors?

Shareholders may communicate with the Board of Directors by calling the Unitrin Corporate Responsibility Hotline at 888-217-7925 or submitting a report or inquiry online at www.tnwinc.com/webreport.

The Hotline is managed by an independent company, and reports can be made anonymously or confidentially. Communications addressed to the non-management directors as a group will be directed to the Chairman of the Nominating & Corporate Governance Committee.

Cost of Proxy Solicitation

What are the costs of soliciting these proxies and who pays them?

The Company has retained the services of W.F. Doring & Co., Inc. (“Doring”) to aid in the solicitation of proxies. Doring estimates that its fees and expenses for these services will not exceed $15,000. The Company will bear the total expense of the solicitation which will include, in addition to the amounts paid to Doring, amounts paid to reimburse banks, brokerage firms and others for their expenses in forwarding solicitation material. Although the principal solicitation of proxies is being made by mail, additional proxy solicitation may be made through direct communication with certain shareholders or their representatives by directors, officers and employees of the Company and its subsidiaries, who will receive no additional compensation for such solicitation.

Additional Information about Unitrin and Householding Requests

Where can I find more information about Unitrin?

Unitrin files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports, and other information with the SEC. The public can obtain copies of these materials by visiting the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549, by calling the SEC at 202-551-8090 or 800-SEC-0330, or by accessing the SEC’s website at www.sec.gov. In addition, as soon as reasonably practicable after such materials are filed with or furnished to the SEC, the Company makes copies available to the public free of charge (other than access charges by internet service providers) on or through its website at www.unitrin.com. You also may obtain these materials and additional information regarding Unitrin as follows:

•	Contact Unitrin Investor Relations by telephone at 312-661-4930, or by e-mail at investor.relations@unitrin.com.

•	Write to Unitrin at One East Wacker Drive, Chicago, Illinois 60601, Attention: Investor Relations.

How may shareholders with the same address request delivery of either single or multiple copies of the proxy statement?

If you share an address with another shareholder, you may have received only one Proxy Statement unless you provided contrary instructions. This is commonly referred to as “householding.” If you wish, you may request a separate copy from the Company at the address or phone number noted above. Similarly, if you and another shareholder sharing your address received multiple copies of this Proxy Statement, you may request a single copy for future deliveries of communications from the Company at the address or phone number listed above.

CORPORATE GOVERNANCE

The Company has adopted the following guidelines, charters and codes, which are posted on the Company’s website at www.unitrin.com in the Corporate Governance section. Copies of these documents may also be obtained free of charge by request to the Company at the address or phone number listed in the preceding section.

•	Corporate Governance Guidelines

•	Charters of the Committees of the Board of Directors

➢	Audit Committee

➢	Compensation Committee

➢	Nominating & Corporate Governance Committee

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or persons performing similar functions. The Company intends to disclose future amendments to, and any waivers from (though none are anticipated), the Code of Ethics for Senior Financial Officers in the Corporate Governance section on its website.

OWNERSHIP OF UNITRIN COMMON STOCK

Directors and Executive Officers

The following table shows the beneficial ownership of the Company’s common stock (“Common Stock”) as of March 13, 2006 (unless otherwise indicated) by: (i) each director, including directors who are also executive officers; (ii) each other executive officer named in the Summary Compensation Table beginning on page 28 (“Named Executive Officers”); and (iii) all directors and executive officers as a group. To the Company’s knowledge, the beneficial owner has both sole voting and sole dispositive powers with respect to the shares listed opposite his or her name, unless otherwise indicated.

Name	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Directors
James E. Annable	61,540	(b)	*
Eric J. Draut—Executive Vice President & Chief Financial Officer	332,770	(b)	*
Donald V. Fites	13,000	(b)	*
Douglas G. Geoga	30,596	(b)	*
Reuben L. Hedlund	18,000	(b)	*
Jerrold V. Jerome	351,048	(b)	*
William E. Johnston, Jr.	36,894	(b)	*
Wayne Kauth	16,000	(b)	*
Fayez S. Sarofim	4,700,993	(b),(c)	6.9%
Donald G. Southwell—President & Chief Operating Officer	310,439	(b)	*
Richard C. Vie—Chairman of the Board & Chief Executive Officer	1,499,169	(b),(d)	2.2%
Ann E. Ziegler	23,550	(b)	*
Named Executive Officers (other than Messrs. Vie, Southwell and Draut listed above)
Scott Renwick—Senior Vice President, General Counsel & Secretary	141,180	(b)	*
Richard Roeske—Vice President & Chief Accounting Officer	81,492	(b)	*
Directors and All Executive Officers as a Group (17 persons)	7,776,524	(e)	11.0%

(a)

Based on the number of shares outstanding on the record date, March 13, 2006, plus shares deemed outstanding pursuant to rules of the SEC that are attributable to vested stock options (see notes (b) and (e) below). An asterisk in this column indicates ownership of less than 1% of the outstanding Common Stock. Each outstanding share of Common Stock includes an attached right under the Company’s shareholder rights plan adopted August 4, 2004 (the “Rights Plan”). Among other provisions of the Rights Plan, if any person or group beneficially owns 15% or more (22% or more in the case of the

Company’s existing stockholder, Singleton Group LLC, and certain related persons) of the Common Stock without approval of the Board of Directors, then each shareholder (other than the non-approved acquirer and its affiliates and transferees) would be entitled to buy Common Stock having twice the market value of the exercise price of the rights, which has been set at $150.00.

(b)	Shares shown for the directors and the Named Executive Officers include shares which they have the right to acquire as of March 13, 2006 or within 60 days thereafter through the exercise of stock options. The number of such shares for each of such persons is as follows: Annable (29,915); Draut (262,567); Fites (8,000); Geoga (28,596); Hedlund (16,000); Jerome (64,133); Johnston (32,894); Kauth (9,455); Sarofim (0); Southwell (210,840); Vie (932,519); Ziegler (20,000); Renwick (102,072); and Roeske (48,280).

(c)	Based upon information as of December 31, 2005 contained in an amendment to a Schedule 13G filed jointly with the SEC by Mr. Sarofim and Fayez Sarofim & Co., Mr. Sarofim may be deemed to be the beneficial owner of 4,700,993 shares of Common Stock. Of such shares, Mr. Sarofim reported sole voting and dispositive powers as to 2,024,670 shares, shared voting power as to 2,366,791 shares, and shared dispositive power as to 2,676,323 shares. Substantially all of the shares which are not subject to sole voting and dispositive powers are held in accounts managed by Fayez Sarofim & Co. (of which Mr. Sarofim is the Chairman of the Board, President, a director, and the majority shareholder) or by its wholly-owned subsidiaries, Sarofim Trust Co. and Sarofim International Management Company, or are owned directly by Sarofim International Management Company for its own account. Fayez Sarofim & Co. maintains policies which preclude Mr. Sarofim from exercising voting and dispositive powers with respect to Common Stock held in accounts managed by Fayez Sarofim & Co. and its subsidiaries. Shares shown also include 9,568 shares held in trusts for which Mr. Sarofim is a trustee, and with respect to which he disclaims beneficial ownership. Mr. Sarofim’s mailing address is Two Houston Center, Suite 2907, Houston, Texas 77010.

(d)	Shares shown for Mr. Vie include 15,834 shares held by a trust, the trustee of which is his wife. Mr. Vie disclaims beneficial ownership of such shares.

(e)	Shares shown for directors and all executive officers as a group include shares beneficially owned by (i) all directors, (ii) all Named Executive Officers, and (iii) all other executive officers of the Company. Such shares include shares that any such director or executive officer has the right to acquire as of March 13, 2006 or within 60 days thereafter through the exercise of stock options.

Certain Beneficial Owners

The following table shows the beneficial ownership of Common Stock by each person, other than the Company’s directors and executive officers shown above, known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. To the Company’s knowledge, the beneficial owner has both sole voting and sole dispositive powers with respect to the shares listed opposite the beneficial owner’s name, unless otherwise indicated.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Singleton Group LLC	13,600,520	(b)	19.8%
11661 San Vicente Blvd., Suite 915 Los Angeles, California 90049
Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd.	4,924,146	(c)	7.2%
45 Fremont Street San Francisco, California 94105
Ronya Kozmetsky	4,070,670	(d)	5.9%
P.O. Box 2253 Austin, Texas 78768

(a)	Based on the number of shares outstanding on the record date, March 13, 2006. Each outstanding share of Common Stock includes an attached right under the Company’s Rights Plan. See footnote (a) to the table in the above section entitled “Directors and Executive Officers.”

(b)	The following information is based on a Schedule 13D/A filed with the SEC on March 22, 2005 (the “Schedule 13D/A”). The Singleton Group LLC (“LLC”) directly owns 13,600,520 shares of Common Stock. Caroline W. Singleton is the trustee and beneficial owner of a trust that has a membership interest in the LLC. William W. Singleton also is the trustee and beneficiary of a trust that has a membership interest in the LLC. Caroline W. Singleton and William W. Singleton disclaim beneficial interest of the Common Stock held by the LLC, except to the extent of their pecuniary interests therein.

As reported in the Schedule 13D/A, the LLC and Caroline W. Singleton, William W. Singleton and Donald E. Rugg, as managers of the LLC, share voting and dispositive power with respect to the shares of Common Stock held by the LLC.

In addition to the Common Stock held by the LLC, the Schedule 13D/A reports that Donald E. Rugg has sole voting and dispositive powers with respect to 266 shares of Common Stock. As a result of such shares beneficially owned outside of the LLC, Donald E. Rugg may be deemed a beneficial owner of 13,600,786 shares of Common Stock, which constitutes 19.8% of the Common Stock.

(c)

Based upon information as of December 31, 2005 contained in a Schedule 13G filed with the SEC, Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. beneficially own an aggregate of 4,924,146 shares of Common

Stock, as to which the owner has sole dispositive powers and which includes 4,698,103 shares as to which the owner has sole voting powers. Of such aggregate ownership: Barclays Global Investors, NA beneficially owns 1,018,421 shares, as to which it has sole dispositive powers and which includes 799,092 shares as to which it has sole voting powers; Barclays Global Fund Advisors beneficially owns 3,840,010 shares, as to which it has sole dispositive powers and which includes 3,834,596 shares as to which it has sole voting powers; and Barclays Global Investors, Ltd. beneficially owns 65,715 shares, as to which it has sole dispositive powers and which includes 64,415 shares as to which it has sole voting powers. According to the Schedule 13G, the shares are held by the respective companies in trust accounts for account beneficiaries.

The address of the principal business office of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address of the principal business office of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, England EC3N 4HH.

(d)	Based upon information as of December 31, 2005 contained in a Schedule 13G filed by Ronya Kozmetsky with the SEC, Ms. Kozmetsky is the beneficial owner of 4,070,670 shares of Common Stock, of which she has sole voting and dispositive powers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and reports of changes in ownership of such securities. Directors, executive officers and greater than ten percent shareholders are required to furnish the Company with copies of all the reports they file under Section 16(a). Based on the Company’s knowledge of stock transfers, its review of copies of reports filed under Section 16(a) and written representations by persons furnished to the Company, the Company believes that all filing requirements applicable to its directors, executive officers and more than ten percent beneficial owners were complied with for the fiscal year ended December 31, 2005.

PROPOSAL 1:

ELECTION OF DIRECTORS

Election

Twelve directors are to be elected at the Annual Meeting to serve for a term of one year or until the election of their successors. If any of the persons named below declines or is unable to serve as a director (which is not anticipated), the designated proxies listed on the proxy card reserve full discretion to vote for any or all other persons as may be nominated. The affirmative vote of a majority of the outstanding Common Stock having voting power present, in person or by proxy, at the Annual Meeting is required to elect each director nominee.

Business Experience of Nominees

The following is a summary of the business experience for at least the last five years of each person nominated to be a director of the Company:

James E. Annable, 62, has been a director of the Company since November 1993. Dr. Annable serves as Economic Advisor to the Chief Executive Officer of JPMorgan Chase & Co. and Secretary to the Federal Advisory Council of the Board of Governors of the Federal Reserve Board. Prior to his retirement in June 2001, Dr. Annable served as Senior Vice President and Director of Economics for Bank One Corporation, and previously held a variety of offices with the bank and its predecessors.

Eric J. Draut, 48, has been a director of the Company since February 2002 at which time he was elected Executive Vice President. Mr. Draut is the Company’s Chief Financial Officer, a position he has held since February 1997. Mr. Draut was a Senior Vice President of the Company from February 1999 until February 2002, and served as Treasurer from April 1992 until February 2002. Mr. Draut was a Vice President between October 1997 and February 1999, and Controller from February 1990 until February 1997.

Donald V. Fites, 72, has been a director since November 2004. From 1990 until his retirement in 1999, Mr. Fites served as Chairman and Chief Executive Officer of Caterpillar Inc., a global manufacturer of construction and mining equipment and engines. Mr. Fites currently serves as a director of Wolverine Worldwide, Inc., a provider of footwear, AK Steel Holding Corporation, a provider of steel and steel tubings, and Oshkosh Truck Corporation, a provider of specialty trucks.

Douglas G. Geoga, 50, has been a director of the Company since February 2000. Mr. Geoga is the President of Global Hyatt Corporation. Since November 2002, Mr. Geoga has served as the President of Hyatt Corporation and the President of AIC Holding Co., the parent corporation of Hyatt International Corporation, both privately-held subsidiaries of Global Hyatt Corporation which collectively operate the Hyatt chain of full-service hotels throughout the world. In addition, from 2000 through 2005, Mr. Geoga served as the President of Hospitality Investment Fund, L.L.C., a privately-held firm which was engaged in making investments in lodging and hospitality companies and projects.

Reuben L. Hedlund, 69, has been a director of the Company since November 1993. He has been a managing director or partner of the Chicago law firm of Hedlund & Hanley, LLC (and its predecessor firms) for more than the last five years.

Jerrold V. Jerome, 76, is a retired executive of the Company and has been a director of the Company since February 1990. He was President and Chief Executive Officer from February 1990 through February 1992, Vice Chairman of the Company’s Board of Directors from March 1992 through January 1994, and Chairman of the Company’s Board of Directors from February 1994 through December 1998, at which time he retired as an employee.

William E. Johnston, Jr., 65, has been a director of the Company since October 1997. Until August 2004, Mr. Johnston served as President de Conseil de Surveillance and as a director of Salins Europe, a privately-held European salt company in which he was an investor. Prior to his retirement in June 2000, Mr. Johnston served as President, Chief Operating Officer and a director of Morton International, Inc., and as Senior Vice President of Rohm & Haas Company following its acquisition of Morton International, Inc. Mr. Johnston is also a director of Autoliv, Inc., a provider of automotive safety systems headquartered in Sweden.

Wayne Kauth, 72, has been a director of the Company since March 2003. Mr. Kauth has been an independent consultant to the financial services industry, specializing in the life/health and property/casualty insurance fields, for more than the past five years. Mr. Kauth is a retired partner of Ernst & Young, LLP where he specialized in accounting and auditing matters for the insurance industry and was the firm’s National Insurance Technical Director. Mr. Kauth holds both the Chartered Property & Casualty Underwriter and Chartered Life Underwriter designations and is a fellow of the Life Management Institute. As a Certified Public Accountant, Mr. Kauth has served on a number of committees and working groups for the American Institute of Certified Public Accountants and National Association of Insurance Commissioners.

Fayez S. Sarofim, 77, has been a director of the Company since March 1990. He has been Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Mr. Sarofim is also a director of Argonaut Group, Inc., a provider of specialty property and casualty insurance products, and Kinder Morgan, Inc., an energy services provider.

Donald G. Southwell, 54, has been a director of the Company since February 2002 at which time he was elected President and Chief Operating Officer of the Company. Prior to that, Mr. Southwell was a Senior Vice President of the Company between February 1999 and February 2002, and a Vice President between May 1998 and February 1999. Mr. Southwell served as the President of the Company’s insurance operations from October 1999 until February 2002. From March 1996 until October 1999, Mr. Southwell served as the head of the Unitrin Life and Health Insurance Group.

Richard C. Vie, 68, has been a director of the Company since March 1990, and has served as Chairman of the Board of Directors since January 1999 and Chief Executive

Officer since March 1992. Mr. Vie also served as the Company’s President from March 1992 until February 2002.

Ann E. Ziegler, 47, has been a director of the Company since November 2001. Ms. Ziegler serves as a Senior Vice President of Sara Lee Corporation, a global branded consumer packaged goods company, and as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food & Beverage. From November 2000 to March 2003, Ms. Ziegler served as Senior Vice President, Corporate Development, of Sara Lee Corporation, and from March 2003 to March 2005, as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Bakery Group.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF ALL TWELVE NOMINEES FOR DIRECTOR.

Director Independence

The majority of the Board of Directors is comprised of independent directors in accordance with the Corporate Governance Standards in Section 303A of the Listed Company Manual (“Listing Standards”) of the New York Stock Exchange (“NYSE”). Based upon its review and discussion of the applicable independence rules and the factual information derived from the questionnaires and affirmations completed by the individual directors and other available information, the Board of Directors determined affirmatively that Messrs. Annable, Fites, Geoga, Hedlund, Johnston and Kauth and Ms. Ziegler have no material relationships with the Company and that each is independent under the NYSE Listing Standards.

In connection with its review, the Board examined certain relationships between Messrs. Annable, Hedlund and Kauth and the Company or other entities with which the Company has business dealings from time to time, and concluded that none of such relationships was or is material for purposes of assessing their independence as directors. In particular, the Board determined that Mr. Hedlund’s relationship as a homeowners policyholder of one of the Company’s insurance subsidiaries is not a material relationship with the Company. The Board based its determination on the fact that the policies were procured by Mr. Hedlund through an independent insurance agent in the ordinary course of the subsidiary’s business and that aggregate claims paid under the policies were not material in amount in any of the past three fiscal years. In addition, the Board considered Dr. Annable’s role as an advisor to JPMorgan Chase & Co., with which the Company maintains business relationships, and his receipt of office space and administrative support from JPMorgan Chase & Co. The Board also considered Mr. Kauth’s receipt of office space, administrative support and retirement compensation from Ernst & Young, LLP solely in connection with his services rendered prior to his retirement in 1994 as a partner of Ernst & Young, LLP, from which the Company has obtained consulting services from time to time. The Board determined that these facts do not support a finding of a material relationship between the Company and either Dr. Annable or Mr. Kauth, as the benefits they receive from such firms do not in any way affect or influence the Company’s business relationship with either firm, and do not create a direct or indirect material interest on the director’s part in the business transactions between the Company and the respective firm.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met four times during 2005.

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. The following table shows Board Committee membership and the number of meetings held in 2005:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
James E. Annable Jerrold V. Jerome *	Donald V. Fites Douglas G. Geoga	James E. Annable * Donald V. Fites	James E. Annable Donald V. Fites
Fayez S. Sarofim Richard C. Vie	Reuben L. Hedlund William E. Johnston, Jr. * Wayne Kauth Ann E. Ziegler	Douglas G. Geoga William E. Johnston, Jr. Wayne Kauth	Reuben L. Hedlund * Ann E. Ziegler
2 meetings held in 2005	9 meetings held in 2005	6 meetings held in 2005	4 meetings held in 2005
*	Committee Chairman

In 2005, each director attended at least 75% of the meetings of the Board of Directors and Board committees on which such director served. Under the Company’s Policy on Director Attendance at Annual Meetings, all directors are expected to attend annual meetings of the Company’s shareholders unless unavoidable obligations or other circumstances prevent their attendance. Each of the directors attended the 2005 Annual Meeting of Shareholders.

The non-management directors of the Board of Directors meet regularly in executive session. The Chairman of the Nominating & Corporate Governance Committee presides at these executive sessions.

The following is a description of each of the four Board committees:

Executive Committee—May exercise all powers and authority of the Board of Directors in the management of the business of the Company except for: (a) certain powers which, under Delaware law, may be exercised only by the full Board of Directors; and (b) such other powers as may be granted to other committees by resolution of the Board of Directors or as defined in the charters of such committees.

Audit Committee—Assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accountant’s qualifications, independence and performance; and (d) the performance of the Company’s internal audit function. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accountant, including prior approval of the audit engagement fees and terms. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate in accordance with the NYSE Listing Standards, that each member of the Audit Committee meets the independence requirements for audit committee membership under the SEC rules, and that Mr. Johnston, Chairman of the Audit Committee, is qualified as an audit committee financial expert under the SEC rules. The Audit Committee Charter is attached as Appendix A to this Proxy Statement and posted on the Company’s website at www.unitrin.com in the Corporate Governance section.

Compensation Committee—Assists the Board of Directors in fulfilling its responsibilities with respect to: (a) overseeing the compensation of the Company’s executive officers, operating company presidents and group executives; (b) reviewing, approving and evaluating the performance and compensation of the Company’s Chief Executive Officer; (c) setting the performance criteria for, and annually approving, bonuses under the Incentive Bonus Plan; (d) administering the Company’s 1990, 1997 and 2002 Stock Option Plans, 1995 Non-Employee Director Stock Option Plan (“Director Stock Option Plan”) and 2005 Restricted Stock and Restricted Stock Unit Plan (“Restricted Stock Plan”); (e) selecting eligible individuals to receive awards, and determining the terms of such awards, pursuant to the 1997 and 2002 Stock Option Plans and the Restricted Stock Plan; and (f) reviewing and making recommendations to the Board of Directors on director compensation. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the NYSE Listing Standards. The Compensation Committee Charter is posted on the Company’s website at www.unitrin.com in the Corporate Governance section.

Nominating & Corporate Governance Committee—Assists the Board of Directors in fulfilling its responsibilities with respect to: (a) identifying potential candidates qualified to become Board members and recommending to the Board director nominees in connection with each annual meeting of shareholders; (b) developing and assessing principles and guidelines for corporate governance, business conduct and ethics, and recommending their adoption and periodic revision to the Company’s Board of Directors; (c) leading the Board of Directors in its annual review of the Board’s performance; and (d) recommending to the Board director nominees for each Board committee. The Board of Directors has determined that each member of the Nominating & Corporate Governance Committee is independent in accordance with the NYSE Listing Standards. The Nominating & Corporate Governance Committee Charter is posted on the Company’s website at www.unitrin.com in the Corporate Governance section.

Selection of Board Nominees

In accordance with its charter, the Nominating & Corporate Governance Committee recommends a full slate of director nominees for election each year at the Annual Meeting. As needed to fill actual or anticipated vacancies on the Board of Directors, the Nominating & Corporate Governance Committee recruits, screens and interviews candidates, and conducts inquiries into each candidate’s background, qualifications and independence in accordance with the NYSE listing standards. The Nominating & Corporate Governance Committee may retain search firms to identify director candidates.

The Nominating & Corporate Governance Committee evaluates potential nominees for director against the following standards:

•	The highest ethical standards and integrity.

•	Must be willing and able to devote sufficient time to the work of the Board.

•	Must be willing and able to represent the interests of shareholders as a whole rather than those of special interest groups.

•	No conflicts of interest that would interfere with performance as a director.

•	A reputation for working constructively with others.

•	A history of achievement at a high level in business or the professions that reflects superior standards.

•	Possess qualities that contribute to the Board’s diversity.

The Company will consider director recommendations by shareholders that are made in writing, addressed to Unitrin’s Secretary, and include (a) the candidate’s name, address and telephone number; (b) a brief biographical description of the candidate, including his or her occupation for the last five years and a statement of the qualifications of the candidate to serve as director; and (c) the candidate’s signed consent to serve as a director if elected and to be named in the Company’s proxy statement as a nominee. The Nominating & Corporate Governance Committee will consider shareholder recommendations using the same standards it uses to assess all other candidates for director.

Director Compensation

The following table shows compensation to members of the Board of Directors who are not employed by the Company.

Board of Directors
Annual Member Fee	$30,000
Annual Option Grant*	Options to purchase 4,000 shares of Common Stock
Meeting Attendance Fee	$ 1,500 for each Board Meeting attended
Executive Committee
Annual Member Fee	$ 8,000
Annual Chairman Fee	$ 8,000 plus Annual Member Fee
Audit Committee
Annual Member Fee	$12,000
Annual Chairman Fee	$12,000 plus Annual Member Fee
Meeting Attendance Fee	$ 1,000 for each Audit Committee Meeting attended on a day other than a day when the Board of Directors meets
Compensation Committee
Annual Member Fee	$ 5,000
Annual Chairman Fee	$ 5,000 plus Annual Member Fee
Nominating & Corporate Governance Committee
Annual Member Fee	$ 5,000
Annual Chairman Fee	$10,000 plus Annual Member Fee

*	Under the Director Stock Option Plan, a director who (i) first becomes a director after November 1, 1993 and is not an employee of the Company or any subsidiary of the Company, or (ii) has retired as an employee of the Company or a subsidiary of the Company, is eligible to receive grants of options to purchase the Company’s Common Stock. The Director Stock Option Plan provides that such eligible directors automatically receive at the conclusion of each Annual Meeting a grant of options to purchase 4,000 shares of Common Stock. Upon becoming a director, each new member of the Board of Directors who is not employed by the Company receives an option covering 4,000 shares of Common Stock under the Director Stock Option Plan.

All directors are entitled to reimbursement for travel expenses incurred in attending Board of Directors and Board Committee meetings. The directors and their spouses were invited to attend an offsite senior management conference held by the Company in September 2005. All conference attendees, including the directors who attended, received small commemorative gifts which cost less than $100 for each recipient. The spouse of one non-employee director attended the conference, and the total cost to the Company for the related expenses was less than $2,000.

REPORT OF THE AUDIT COMMITTEE

The rules of the Securities and Exchange Commission require the Company to include in its Proxy Statement a report of the Audit Committee of the Board of Directors. This report concerns the Audit Committee and its activities regarding the Company’s financial reporting and auditing processes.

The Audit Committee consists of the following members of the Company’s Board of Directors: William E. Johnston, Jr. (Chairman), Donald V. Fites, Douglas G. Geoga, Reuben L. Hedlund, Wayne Kauth and Ann E. Ziegler.

The role of the Audit Committee is one of oversight, and does not include conducting audits or determining whether the financial statements are complete and accurate. The responsibility for the completeness and accuracy of the Company’s financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting rests with the Company’s management. It is the responsibility of the Company’s independent registered public accountant to perform an audit of, and to express an opinion on, whether the Company’s annual financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America, the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The responsibility of the Audit Committee is to review and monitor these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accountant for the fiscal year ended December 31, 2005, the Company’s audited financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, §AU 380). The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosures and letter regarding its independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with the firm its independence, and has verified with the firm its registration with the Public Company Accounting Oversight Board. The Audit Committee has considered whether the provision of the services by Deloitte & Touche LLP described in this Proxy Statement is compatible with maintaining the independence of Deloitte & Touche LLP.

In reliance upon these reviews and discussions, and the report of Deloitte & Touche LLP as the Company’s independent registered public accountant, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD

OF DIRECTORS OF UNITRIN, INC.

William E. Johnston, Jr.—Chairman	Reuben L. Hedlund
Donald V. Fites	Wayne Kauth
Douglas G. Geoga	Ann E. Ziegler

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Independent Registered Public Accountant Fees for 2005 and 2004

The registered public accounting firm of Deloitte & Touche LLP served as the Company’s independent registered public accountant for and during the years ended December 31, 2005 and 2004. The following table provides information regarding the fees for professional services rendered by Deloitte & Touche LLP for 2005 and 2004.

	2005	2004
Audit Fees	$3,500,000	$3,619,000
Audit-Related Fees	—	38,750
Tax Fees	—	43,726
All Other Fees	—	—

Total Fees	$3,500,000	$3,701,476

Audit Fees in 2005 and 2004 included fees for: (a) the audit of the Company’s annual financial statements and to provide an opinion on the effectiveness of the Company’s internal control over financial reporting and an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting; (b) the review of the financial statements included in the Company’s Form 10-Q reports; and (c) other services normally provided by the independent registered public accountant, including services in connection with regulatory filings for the Company and its subsidiaries for those fiscal years.

Audit-Related Fees in 2004 related to services provided in connection with the Company’s readiness for compliance with the internal control requirements mandated by the Sarbanes-Oxley Act of 2002. Tax Fees in 2004 related to services provided in connection with securing tax credits, the majority of which services were performed prior to 2004.

Pre-Approval of Services

Under its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountant, including the prior approval of audit engagements and all permitted non-audit engagements of the independent registered public accountant. Prior approval of non-audit services may be delegated to the Chairman of the Audit Committee. No non-audit services were provided to the Company by the independent registered public accountant in 2005. All services provided to the Company by the independent registered public accountant in 2005 and 2004 were pre-approved by the Audit Committee.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accountant for 2006, and the Board is asking shareholders to ratify that selection. Under applicable laws, rules and regulations, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountant. The Board believes that shareholder ratification of the appointment of the independent registered public accountant, while not legally required, reflects good governance practice in light of the significance of the independent registered public accountant’s role in the process of ensuring the Company’s financial integrity.

The affirmative vote of a majority of the outstanding Common Stock having voting power present, in person or by proxy, at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountant for the 2006 fiscal year. In the event that the appointment is not ratified, the Audit Committee will consider whether the appointment of a different independent registered public accountant would better serve the interests of the Company and its shareholders. Despite shareholder ratification, the Audit Committee may appoint a new independent registered public accountant at any time if it determines in its sole discretion that such appointment is appropriate and in the best interests of the Company and its shareholders.

It is expected that representatives from Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives may make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation of the Board of Directors:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” APPROVAL OF PROPOSAL 2.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors consists of James E. Annable, Donald V. Fites, Douglas G. Geoga, William E. Johnston, Jr. and Wayne Kauth. None of these individuals is a current or former officer or employee of the Company or any of its subsidiaries.

As described elsewhere in this Proxy Statement, one of the Company’s directors, Mr. Sarofim, is the Chairman of the Board, President, a director, and the majority shareholder of Fayez Sarofim & Co. (“FS&C”), a registered investment advisory firm. Certain of the Company’s insurance company subsidiaries and FS&C are parties to agreements under which FS&C provides investment management services to these subsidiaries. In addition, FS&C provides investment management services with respect to certain funds of the Company’s pension plans. The agreements governing these arrangements are terminable by either party at any time on 30 days advance written notice.

Under these investment advisory arrangements, FS&C is entitled to a fee calculated and payable quarterly based upon the fair market value of the assets under management. At December 31, 2005, the Company’s subsidiaries and the Company’s pension plans had approximately $169.8 million and $79.4 million, respectively, in assets under management with FS&C. During 2005, the Company’s subsidiaries and the Company’s pension plans paid $0.6 million in the aggregate to FS&C.

With respect to the Company’s 401(k) Savings Plan, one of the alternative investment choices afforded to participating employees is the Dreyfus Appreciation Fund, an open-end, diversified management investment fund (the “Fund”). FS&C provides investment management services to the Fund as a sub-investment advisor. According to published reports filed by FS&C with the SEC, the Fund pays monthly fees to FS&C according to a graduated schedule computed at an annual rate based on the value of the Fund’s average daily net assets. The Company does not compensate FS&C for services provided to the Fund. As of December 31, 2005, Company employees participating in the Company’s 401(k) Savings Plan had allocated approximately $26.8 million for investment in the Fund, representing approximately 11% of the total amount invested in the Company’s 401(k) Savings Plan.

During 2005, the Company’s life and health insurance segment paid approximately $2.6 million to purchase a new generation of the segment’s handheld computers from Intermec Inc. (“Intermec”). As of December 31, 2005, the Company owned approximately 20% of the outstanding shares of Intermec common stock, the fair market value of which was $427.8 million.

The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

REPORT OF THE COMPENSATION COMMITTEE

The rules of the Securities and Exchange Commission require the Company to include in its Proxy Statement a report of the Compensation Committee of the Board of Directors on executive compensation. This report concerns the Compensation Committee’s executive compensation policies and the bases for the 2005 compensation paid to the Company’s executive officers, including its Chief Executive Officer.

Philosophy and Factors Considered in Determining Compensation

The Compensation Committee oversees the Company’s executive compensation program consistent with the long-standing Company philosophy that employees, including senior executives, should receive fair and competitive direct compensation, a reasonable package of employee benefits and few additional perquisites. The Company provides each executive officer with compensation consisting principally of cash salary and bonus, intended to motivate and reward superior performance, and stock options, intended to align management incentives with shareholder interests. The Company’s executive officers are eligible for employee benefits generally consistent with those provided to other full-time salaried employees. In reviewing the compensation provided to the Company’s executive officers for 2005, the Compensation Committee considered the total value to the individuals and cost to the Company of the cash and equity compensation.

The Company does not provide its executive officers with employment contracts. The Company has entered individual severance agreements (“Severance Agreements”) with the Company’s executive officers which provide various severance benefits following termination of employment under specified circumstances following or in anticipation of a change in control. The Severance Agreements are not employment contracts and do not provide for other compensation or severance under any other circumstances. The Severance Agreements are described in more detail in the section of this Proxy Statement captioned “Change of Control Arrangements” on page 38. In its review of the Company’s compensation practices and philosophy, the Compensation Committee has considered the compensation practices of a peer group of similar-sized companies. The Compensation Committee has also reviewed the shareholder returns produced by the Company in comparison with similar companies. The Compensation Committee took into account the results of the Company’s performance in the context of the provision of effective incentives, their size, form, and target group, to encourage high performance. Particular attention has been paid to longer-term equity incentives. The Compensation Committee has reviewed the Company’s option program and its success in encouraging share ownership by senior executives. The Compensation Committee has utilized the services of an independent consultant to provide information regarding peer companies and assistance in reviewing the Company’s performance and its compensation practices and goals.

Cash Compensation

Cash compensation provided to the executive officers consists of base salary and bonuses, which may include performance-based or discretionary bonuses. Base salaries of the Company’s executive officers depend on the Compensation Committee’s subjective assessment of the individual officer’s work performance with respect to such officer’s normal job responsibilities.

In its compensation deliberations for 2005, the Compensation Committee considered salary data for a group of insurance and diversified financial services companies. While the Compensation Committee noted this data in establishing the base salary compensation of the Company’s Chief Executive Officer for 2005, such data were not determinative of his compensation, and the Compensation Committee did not target a specific level within the range of such data for his 2005 compensation. Similarly, such data were noted in establishing the compensation of the Company’s other executive officers but were not determinative.

Based on attainment of designated corporate performance criteria, the Company’s executive officers other than the principal accounting officer are eligible to receive cash bonuses under the terms of the Company’s Incentive Bonus Plan (“Incentive Bonus Plan”).

For 2005, the participating executive officers were eligible for cash bonuses of up to either 35% or 70% of their base salaries based on formulas which were adopted by the Compensation Committee at its February 2005 meeting and which related to growth in revenues and operating earnings of designated Company operating units or the Company as a whole. All bonuses shown in the Summary Compensation Table for 2005 are formula bonuses under the Incentive Bonus Plan, except for the bonus shown for Mr. Roeske, which was a discretionary bonus. As the Company’s principal accounting officer, Mr. Roeske is not eligible to participate in the Incentive Bonus Plan.

Equity Compensation and Ownership

The Company’s executive officers are eligible to receive stock options under the 1997 and 2002 Stock Option Plans. While they are also technically eligible to receive awards under the Restricted Stock Plan, the Compensation Committee does not currently intend to grant awards of restricted stock or restricted stock units to any of the executive officers.

The Compensation Committee endorses the concept that the interests of the executive officers are more closely aligned with those of the shareholders through the award of stock options. The number of stock options granted to executive officers, including the Chief Executive Officer, is determined by the Compensation Committee’s subjective evaluation of the particular officer’s ability to influence the long-term growth and profitability of the Company, given his particular job responsibilities. In light of the Chief Executive Officer’s overall responsibility for the Company’s operations and financial results, he would ordinarily be deemed to have the greatest ability to influence the long-term growth and profitability of the Company and would therefore generally receive more or at least as many options as the other executive officers. In determining the number of stock options to grant a particular officer, the Compensation Committee also takes into account the number of options already held by such officer.

The Compensation Committee encourages long-term ownership of the Company’s stock by the executive officers. Although the Company did not impose mandatory levels of stock ownership on such officers prior to 2006, the Compensation Committee notes that the executive officers of the Company have maintained significant levels of equity ownership in the Company, and that such ownership is primarily attributable to the Company’s stock option program. Effective February 1, 2006, the Board of Directors adopted a Stock Ownership Policy which applies to the Company’s non-employee directors, Chief Executive Officer, Chief Operating Officer and President and all Vice Presidents (“Designated Officers”). Under the Stock Ownership Policy, the directors and Designated Officers are required to accumulate and maintain ownership of the Company’s Common Stock in amounts at least equal to the lesser of the applicable number of shares set forth in the policy, or the number of shares having a value equal to the applicable multiple set forth in the policy of the director’s annual retainer for non-Committee board service or the Designated Officer’s annual base salary. In addition, pursuant to the Stock Ownership Policy, each grant agreement executed after January 31, 2006 between the Company and a Designated Officer will impose certain restrictions on the disposition of shares of Common Stock acquired in connection with the exercise of stock options or the vesting of restricted stock issued thereunder.

Although the type and terms of options granted under these Plans may vary, each option granted by the Compensation Committee in 2005 was a non-qualified option with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, with a term of ten years, and which becomes exercisable in four equal annual installments beginning six months after the date of grant. In addition, each option grant in 2005 was accompanied by a tandem stock appreciation right which entitles the holder to surrender all or a portion of an unexercised vested option in exchange for shares of Common Stock having an aggregate value equal to the embedded gain in the surrendered option.

Deductibility of Executive Compensation

To the extent practicable and consistent with the objectives and underlying philosophy of the executive compensation program, the Compensation Committee intends executive compensation to be deductible for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to its chief executive officer and any of its four other most highly compensated executive officers. Under Section 162(m) and the regulations and interpretations promulgated thereunder, certain performance-based compensation (“Performance-Based Compensation”) is specifically exempt from the deduction limit of Section 162(m). All outstanding stock options that have been granted to the Company’s executive officers through the end of 2005 are exempt from Section 162(m) because they qualify as Performance-Based Compensation, and therefore are not subject to the deduction limit thereunder. The Incentive Bonus Plan was also designed to qualify as a Performance-Based Compensation program under Section 162(m) in order to preserve the Company’s federal income tax deduction for bonuses paid thereunder.

Conclusion

The Compensation Committee reviewed the cash and equity compensation programs of the Company, as well as the performance of the Company and the compensation provided to the Company’s executive officers for 2005. The Compensation Committee believes that the 2005 compensation provided to each of the executive officers was reasonable, competitive and consistent with the Company’s compensation philosophy and objectives of incenting and rewarding superior performance and thereby serving the best interests of shareholders.

COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS OF UNITRIN, INC.

James E. Annable—Chairman	William E. Johnston, Jr.
Donald V. Fites	Wayne Kauth
Douglas G. Geoga

UNITRIN EXECUTIVE OFFICERS

The following summarizes the business experience over the last five years of the Company’s executive officers, other than Messrs. Vie, Southwell and Draut whose business experience is described above in the section entitled “Business Experience of Nominees.” The executive officers serve at the pleasure of the Board of Directors.

David F. Bengston, 57, was elected as a Vice President of the Company in April 1992, and served as Treasurer between February 1990 and April 1992.

John M. Boschelli, 37, was elected Treasurer of the Company in February 2002. Before becoming Treasurer, Mr. Boschelli served as the Assistant Treasurer of the Company’s wholly-owned subsidiary, Unitrin Services Company, from December 1997 through April 2002.

Edward J. Konar, 49, was elected as a Vice President of the Company in January 2001. Since October 2002, Mr. Konar has served as Vice President of Corporate Administration. Mr. Konar joined the Company in March 1990 as Tax Director and served in that capacity from that time until October 2002.

Scott Renwick, 54, was elected as a Senior Vice President of the Company in February 2002, and has served as General Counsel since February 1999, Secretary since May 1996, and was Counsel between January 1991 and February 1999.

Richard Roeske, 45, was elected as a Vice President of the Company in January 2001, and has served as Chief Accounting Officer since August 1999. Mr. Roeske joined the Company in January 1990 as Manager of External Financial Reporting. He became the Company’s Assistant Controller in April 1992 and Corporate Controller in February 1997.

EXECUTIVE OFFICER COMPENSATION AND BENEFITS

Summary Compensation Table

The following table shows the compensation paid to the Named Executive Officers, which include the Company’s Chief Executive Officer and four other most highly compensated executive officers serving during the year ended December 31, 2005.

	Annual Compensation(a)			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(b)	Securities Underlying Options (#)(c)	All Other Compensation ($)(d)
Richard C. Vie	2005	1,000,000	605,000	1,076,328	6,300
Chairman of the Board &	2004	1,000,000	550,000	683,742	6,150
Chief Executive Officer	2003	1,000,000	542,000	524,582	6,000

Donald G. Southwell	2005	806,250	499,125	254,985	6,300
President & Chief	2004	731,250	512,500	202,913	6,150
Operating Officer	2003	656,250	365,850	119,119	6,000

Eric J. Draut	2005	587,500	363,000	173,529	6,300
Executive Vice President &	2004	537,500	302,500	123,092	6,150
Chief Financial Officer	2003	481,250	290,500	80,848	6,000

Scott Renwick	2005	401,250	248,050	73,706	6,300
Senior Vice President,	2004	366,250	206,250	53,648	6,150
General Counsel & Secretary	2003	330,000	184,280	45,910	6,000

Richard Roeske	2005	228,750	70,000	60,795	6,300
Vice President, &	2004	203,750	70,000	44,266	6,150
Chief Accounting Officer	2003	178,750	60,000	36,527	6,000

(a)	The Annual Compensation columns reflect all salary and bonus earned for the respective years, including any amounts deferred at the election of a named executive officer under the Company’s Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”). The Company does not fund or make profit-sharing or matching contributions under the Deferred Compensation Plan. Participants in the Deferred Compensation Plan have an unsecured contractual commitment by the Company to pay the amounts deferred in accordance with their elections under the plan. In 2005, none of the Named Executive Officers elected to defer compensation under the Deferred Compensation Plan.

(b)	Cash bonuses are listed for the year earned, but in most cases are paid in the following year. For Messrs. Vie, Southwell, Draut and Renwick, bonuses shown for 2005 and 2004 are formula bonuses paid under the Incentive Bonus Plan, except the 2004 bonus shown for Mr. Southwell includes a discretionary bonus of $100,000, and bonuses shown for 2003 are formula bonuses paid under a predecessor to the Incentive Bonus Plan. For Mr. Roeske, bonuses shown are discretionary bonuses. As the company’s principal accounting officer, Mr. Roeske is not eligible to participate in the Incentive Bonus Plan and was not eligible for bonuses under the predecessor plan.

(c)	All options reflected in this column were granted pursuant to the Company’s 1990, 1997 and 2002 Stock Option Plans and include automatic grants of restorative stock options (“Restorative Options”), which are listed individually in the table captioned “Option/SAR Grants in 2005 Fiscal Year” beginning on page 30. All grants awarded under the 2002 Stock Option Plan and certain grants awarded under the 1997 Stock Option Plan are coupled with tandem stock appreciation rights (SARs). For further discussion of Restorative Options and SARs, see footnote (a) to the “Option/SAR Grants in 2005 Fiscal Year” table.

(d)	The amounts shown in this column represent Company matching contributions to the Named Executive Officers’ accounts under the Company’s 401(k) Savings Plan.

Executive Perquisites: The Named Executive Officers and their spouses were invited to attend an offsite senior management conference held by the Company in September 2005. As described previously with regard to the directors in the section captioned “Director Compensation”, all conference attendees received small commemorative gifts which cost less than $100 for each recipient. The highest amount paid by the Company for travel expenses related to conference attendance by the spouse of any named executive officer was approximately $2,000.

In 2005, 2004 and 2003, each named executive officer was eligible to receive a physical examination at the Company’s cost, and, with the exception of Mr. Roeske, was eligible to use the dining and meeting rooms of a private business club, the membership fees of which were paid by the Company. The highest annual total cost to the Company for these benefits was approximately $2,000 for any one individual during these years. The Named Executive Officers are provided with cell phones, computers, internet service and access lines and other electronic office equipment at the Company’s cost to be used for Company business, which may be used incidentally for personal business at immaterial incremental cost to the Company.

Pension and 401(k) Plans: The Named Executive Officers are eligible for benefits under the Company’s tax-qualified defined benefit pension plan (“Pension Plan”), as are all full-time salaried employees of the Company hired prior to January 1, 2006 meeting age and service-based eligibility requirements. (Generally, all full-time employees hired on or after January 1, 2006 are eligible for the Company’s tax-qualified defined contribution retirement plan.) In addition, the Named Executive Officers are eligible for benefits under a related, non-qualified supplemental executive pension plan (“Supplemental Plan”). The Company does not allocate contributions to the Pension Plan or the Supplemental Plan on behalf of specific eligible participants. These pension benefits are described in more detail below under the heading “Pension Plans” beginning on page 37, including the table captioned “Annual Pension Benefits—2006 Estimates.” The Named Executive Officers are also eligible to participate in the Company’s 401(k) Savings Plan, which includes a Company matching contribution feature, as are all full-time salaried employees of the Company meeting age and service-based eligibility requirements.

Health and Welfare Benefit Plans: Under plans that are available generally to all full-time salaried employees and which do not discriminate in scope, terms or operation in favor of executive officers, the Named Executive Officers (i) receive at the Company’s cost basic life and accident insurance coverage in an amount equal to the individual’s annual base salary up to a maximum of $400,000, business travel insurance in an amount based on the individual’s annual base salary up to a maximum of $200,000, and short term disability coverage for up to 26 weeks; and (ii) are eligible to participate in the Company’s employee benefit plans which provide typical offerings such as health and dental insurance, health and dependent care reimbursement accounts, supplemental life, accident and disability insurance.

Option/SAR Grants in 2005 Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)(a)		Percent of Total Options/SARs Granted to Employees in 2005	Exercise Price ($/s)(b)	Expiration Date	Grant Date Present Value ($)(c)
Richard C. Vie	200,000	*	7.52	$43.10	02/01/15	$1,124,000
	41,969		1.58	44.50	05/02/11	124,648
	34,135		1.28	44.50	05/03/10	101,381
	4,146		0.16	45.33	05/14/07	12,521
	34,520		1.30	45.33	05/13/08	104,250
	81,849		3.08	45.33	05/02/11	247,184
	38,469		1.45	46.48	05/13/08	119,254
	15,117		0.57	47.64	05/14/07	48,072
	1,620		0.06	47.64	05/13/08	5,152
	16,831		0.63	47.64	05/05/09	53,523
	2,079		0.08	47.64	05/02/11	6,611
	55,734		2.10	47.15	05/05/09	198,970
	6,659		0.25	47.37	05/05/09	24,305
	28,168		1.06	47.37	02/05/13	102,813
	23,944		0.90	47.37	05/03/10	87,396
	8,934		0.34	49.96	05/03/10	33,413
	38,167		1.44	49.96	05/13/08	142,745
	54,182		2.04	49.96	05/01/12	202,641
	52,476		1.97	52.97	05/01/12	212,003
	34,495		1.30	52.00	02/05/13	136,945
	52,749		1.98	51.74	05/14/07	208,359
	30,727		1.16	51.74	05/03/10	121,372
	26,608		1.00	51.74	05/01/12	105,102
	34,224		1.29	51.74	02/01/15	135,185
	47,330		1.78	46.06	05/01/12	175,121
	7,871		0.30	47.45	05/14/07	29,989
	73,163		2.75	47.45	05/05/09	278,751
	2,388		0.09	47.45	05/03/10	9,098
	16,512		0.62	47.45	02/05/13	62,911
	11,262		0.42	47.45	02/01/15	42,908

Name	Number of Securities Underlying Options/SARs Granted (#)(a)		Percent of Total Options/SARs Granted to Employees in 2005	Exercise Price ($/s)(b)	Expiration Date	Grant Date Present Value ($)(c)
Donald G. Southwell	70,000	*	2.63	$43.10	02/01/15	$466,900
	31,846		1.20	44.50	05/02/11	128,339
	1,866		0.07	45.19	05/02/11	8,154
	1,410		0.05	45.19	05/14/07	6,162
	34,076		1.28	46.14	05/01/06	151,297
	8,821		0.33	46.14	05/14/07	39,165
	423		0.02	46.14	05/03/10	1,878
	5,250		0.20	46.14	05/05/09	23,310
	2,874		0.11	50.00	05/01/06	12,387
	1,182		0.04	50.00	05/05/09	5,094
	23,054		0.87	52.17	02/05/13	103,512
	10,151		0.38	52.17	05/05/09	45,578
	6,703		0.25	52.17	05/03/10	30,096
	1,777		0.07	52.17	05/13/08	7,979
	133		0.01	45.83	02/05/13	573
	44,705		1.68	45.83	05/01/12	192,679
	10,714		0.40	45.83	05/03/10	46,177

Eric J. Draut	50,000	*	1.88	$43.10	02/01/15	$333,500
	1,196		0.04	45.33	05/14/07	4,916
	877		0.03	46.67	05/14/07	3,710
	21,788		0.82	46.67	05/02/11	92,163
	1,731		0.07	47.15	05/02/11	7,893
	4,013		0.15	47.37	05/14/07	18,299
	8,430		0.32	47.37	05/03/10	38,441
	17,145		0.64	47.37	05/02/11	78,181
	1,831		0.07	52.00	02/05/13	8,203
	11,137		0.42	47.31	05/05/09	45,328
	10,043		0.38	47.31	05/03/10	40,875
	7,080		0.27	47.31	02/05/13	28,816
	3,756		0.14	46.06	05/14/07	16,263
	11,897		0.45	46.06	05/13/08	51,514
	16,823		0.63	46.06	05/05/09	72,844
	5,782		0.22	46.06	05/03/10	25,036

Name	Number of Securities Underlying Options/SARs Granted (#)(a)		Percent of Total Options/SARs Granted to Employees in 2005	Exercise Price ($/s)(b)	Expiration Date	Grant Date Present Value ($)(c)
Scott Renwick	25,000	*	0.94	$43.10	02/01/15	$166,750
	1,993		0.07	46.65	01/31/06	8,949
	2,645		0.10	46.65	05/05/09	11,876
	8,205		0.31	46.65	05/13/08	36,840
	20,425		0.77	46.65	05/02/11	91,708
	2,170		0.08	46.43	05/14/07	9,483
	9,019		0.34	46.43	05/03/10	39,413
	4,249		0.16	46.43	02/05/13	18,568

Richard Roeske	10,000	*	0.38	$43.10	02/01/15	$66,700
	3,298		0.12	47.15	02/05/13	15,039
	846		0.03	47.15	05/03/10	3,858
	2,515		0.09	47.89	01/31/06	11,594
	1,054		0.04	47.89	05/14/07	4,859
	3,143		0.12	47.89	05/13/08	14,489
	3,844		0.14	47.89	05/03/10	17,721
	5,994		0.23	47.89	05/02/11	27,632
	3,423		0.13	47.89	05/01/12	15,780
	3,187		0.12	52.17	02/05/13	14,310
	948		0.04	52.17	05/01/12	4,257
	2,006		0.08	46.06	05/14/07	8,686
	4,832		0.18	46.06	05/13/08	20,923
	3,061		0.12	46.06	05/03/10	13,254
	2,051		0.08	46.06	05/02/11	8,881
	4,829		0.18	46.06	05/01/12	20,910
	3,378		0.13	46.06	02/05/13	14,627
	2,386		0.09	46.06	02/01/15	10,331

(a)

Grants in this table marked with an asterisk represent awards made to the Named Executive Officers by the Compensation Committee in 2005. Grants not so marked represent Restorative Options. All options granted in 2005 were non-qualified options for federal income tax purposes. All options granted to the Named Executive Officers under the Unitrin, Inc. 1990, 1997 and 2002 Stock Option Plans include the right to receive Restorative Options in defined circumstances. These stock option plans provide for automatic grants of Restorative Options to replace shares of previously-owned Common Stock that an exercising option holder surrenders, either actually or constructively, in order to satisfy the exercise price and/or tax withholding obligations relating to the exercise, so long as certain requirements are met at the time of exercise. Restorative Options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a Restorative Option is equal to the fair market value of Common Stock on the date of its grant. Restorative Options cannot be exercised until six months after the date of grant. The grant of a Restorative Option does not result in an increase in the total number of shares and options held by an option holder, but changes the mix of the two. A Restorative Option is intended to enable an option holder to remain in essentially the same economic position with respect to potential appreciation of the Common Stock as if he or she had continued to hold the original option unexercised. Grants awarded under the 2002 Stock Option Plan and original grants awarded under the 1997 Stock Option Plan after January 31, 2005 (including restorative options related to such original grants), are coupled with tandem SARs. A SAR entitles the holder to surrender all or a portion of an unexercised vested option in exchange for shares of Common Stock having an aggregate value equal to the embedded gain in the surrendered option.

(b)	Exercise prices were set in all cases at the fair market value of the Company’s Common Stock on the date of grant.

(c)	The Black-Scholes option pricing model was used to estimate the fair value of each option/SAR on the grant date. The assumptions used in the pricing model were as follows: (i) the expected dividend yield used was between 4.44% and 4.65% for 2005; (ii) the weighted-average expected volatility used was between 19.31% and 24.26% for 2005; (iii) the weighted-average risk-free interest rate used was the average yield on zero coupon U.S. Government securities with a maturity comparable to the expected life of each option; and (iv) the expected lives of the options ranged between 1 to 7 years. The Company’s use of the Black-Scholes model should not be viewed as a forecast of the future performance of the Common Stock.

Aggregated Option/SAR Exercises in 2005 Fiscal Year,

and Fiscal Year-End Option/SAR Values

	Shares Acquired On Exercise (#)(a)	Value Realized ($)(b)	Number of Securities Underlying Unexercised Options/SARs at FY–End(#)		Value of Unexercised in-the-Money Options/SARs at FY–End($)(c)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard C. Vie	1,067,130	$7,697,994	552,627	791,088	$130,652	$1,344,500
Donald G. Southwell	208,000	1,755,509	197,831	202,237	197,042	470,575
Eric J. Draut	145,592	1,600,905	196,634	143,349	241,891	336,125
Scott Renwick	64,273	813,100	105,666	52,938	190,198	168,063
Richard Roeske	58,911	460,898	29,117	44,178	3,400	116,425

(a)	The shares of Common Stock shown in this column are the gross number of shares issued in the exercise transactions, without deduction of any previously acquired shares surrendered in order to satisfy the exercise price and/or tax withholding obligations related thereto. (See footnote (a) to the table captioned “Option/SAR Grants in 2005 Fiscal Year,” which footnote begins on page 32.) Taking into account such surrendered shares, the actual net increase in the number of shares issued to these officers was as follows: Vie (97,162); Southwell (23,015); Draut (22,063); Renwick (12,289); and Roeske (6,704).

(b)	“Value Realized” represents the difference between the exercise price of the shares acquired and the market price of such shares on the date or dates of exercise, without regard to any related tax obligations.

(c)	“Value of Unexercised In-The-Money Options/SARs at FY-End” is calculated by subtracting the applicable exercise price from $45.05 (the closing price of the Common Stock on December 31, 2005) and multiplying the resulting difference by the number of shares covered by the options/SARs in question.

Although mandatory levels of Common Stock ownership by executive officers were not imposed prior to February 1, 2006 (when the Board of Directors adopted the Company’s Stock Ownership Policy), the Named Executive Officers have maintained ownership of Common Stock at levels which represent significant multiples of their respective annual base salaries. The following table sets forth the number of shares of Common Stock held by each of the Named Executive Officers as of March 13, 2006, and the annual salary multiples represented by the values of such shares.

Named Executive Officer Common Stock Ownership

As of March 13, 2006

	Shares Owned (#)(a)	Retention Multiple (#)(b)
Richard C. Vie	566,650	27.3
Donald G. Southwell	99,599	5.9
Eric J. Draut	70,203	5.7
Scott Renwick	39,108	4.7
Richard Roeske	33,212	7.0

Total	808,772

(a)	“Shares Owned” represents the number of shares of Common Stock beneficially owned by the named executive officer as of March 13, 2006, and does not include shares which such individual has the right to acquire as of such date or within sixty days thereafter through the exercise of stock options. Shares shown for Mr. Vie include 15,834 shares held by a trust, the trustee of which is his wife. Mr. Vie disclaims beneficial ownership of such shares.

(b)	“Retention Multiple” represents the value of shares owned by the named executive officer as a multiple of his 2005 Salary, as listed in the table captioned “Summary Compensation Table” on page 28. The value of shares is the number of shares owned by the named executive officer multiplied by $48.09 (the closing price of the Common Stock on March 13, 2006).

Unitrin Common Stock Performance G raph

The following Performance Graph assumes $100 invested on December 31, 2000 in (i) the Company’s Common Stock, (ii) the S&P MidCap 400 Index, and (iii) the S&P 400 Multi-Line Insurance Index, in each case with dividends reinvested. The Company is a constituent of both the S&P MidCap 400 Index and the S&P 400 Multi-Line Insurance Index.

The comparisons in the Graph below are based on historical data and are not intended to forecast the possible future performance of the Company’s Common Stock.

Pension Plans

The following table shows, for specified levels of average final compensation and years of credited service, the estimated annual benefits payable under the Company’s Pension Plan and Supplemental Plan. The Supplemental Plan provides benefits to eligible Company executives, including the Named Executive Officers, to offset benefit reductions attributable to Internal Revenue Code limitations on: (i) the annual amount that may be paid to a participant from the Pension Plan; and (ii) the amount of a participant’s annual compensation that may be used to calculate the benefits payable under the Pension Plan. For 2006, these limitations are $175,000 and $220,000, respectively.

Annual Pension Benefits—2006 Estimates

Average Final Annual Compensation ($)	Annual Benefit Expressed in Dollars Years of Credited Service
	5	10	15	20	25	30+
$ 200,000	$14,915	$29,830	$44,745	$59,660	$74,575	$89,490
300,000	23,165	46,330	69,495	92,660	115,825	138,990
400,000	31,415	62,830	94,245	125,660	157,075	188,490
500,000	39,665	79,330	118,995	158,660	198,325	237,990
600,000	47,915	95,830	143,745	191,660	239,575	287,490
700,000	56,165	112,330	168,495	224,660	280,825	336,990
800,000	64,415	128,830	193,245	257,660	322,075	386,490
900,000	72,665	145,330	217,995	290,660	363,325	435,990
1,000,000	80,915	161,830	242,745	323,660	404,575	485,490
1,100,000	89,165	178,330	267,495	356,660	445,825	534,990
1,200,000	97,415	194,830	292,245	389,660	487,075	584,490
1,300,000	105,665	211,330	316,995	422,660	528,325	633,990
1,400,000	113,915	227,830	341,745	455,660	569,575	683,490
1,500,000	122,165	244,330	366,495	488,660	610,825	732,990
1,600,000	130,415	260,830	391,245	521,660	652,075	782,490
1,700,000	138,665	277,330	415,995	554,660	693,325	831,990
1,800,000	146,915	293,830	440,745	587,660	734,575	881,490
1,900,000	155,165	310,330	465,495	620,660	775,825	930,990
2,000,000	163,415	326,830	490,245	653,660	817,075	980,490

The foregoing benefits are illustrated as straight-life annuities and are not subject to cost of living or other increases or to reductions for Social Security or other offsets. Average final compensation represents the average annual covered compensation (defined below) paid for the 60 consecutive months with the highest covered compensation in the 120-month period ending three months prior to retirement. These benefit estimates assume retirement in 2006 at age 65 or older.

The years of credited service in the Pension Plan as of December 31, 2005 for each of the Company’s Named Executive Officers are as follows: Mr. Vie (14); Mr. Southwell (9);

Mr. Draut (14); Mr. Renwick (14); and Mr. Roeske (14). Compensation covered by the Pension Plan is the participant’s base salary and bonuses as defined in the Pension Plan, but does not include compensation attributable to the exercise of stock options. The covered compensation for the executive officers named in the Summary Compensation Table beginning on page 28 is the total of their salary and bonus amounts. For the Named Executive Officers, all benefits payable in excess of the above-referenced Internal Revenue Code limitations on tax-qualified plan benefits are attributable to the Supplemental Plan.

Mr. Vie formerly participated in a defined benefit retirement plan sponsored by a subsidiary of the Company. His participation in that plan was suspended on January 1, 1992 and no further contributions will be made on his behalf; however, he will be entitled to benefits under the plan upon retirement based on contributions made through the end of 1991. If he were to retire at his current age of 68, Mr. Vie would receive annual benefits of $20,971 under that plan.

Change of Control Arrangements

The Company has entered into individual Severance Agreements with the Named Executive Officers. The Severance Agreements provide various severance benefits to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated, in either case within two years after a change of control. Such benefits are also payable to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated for certain specified reasons, in either case in anticipation of a change of control. A change of control is deemed to occur if any person (excluding certain defined persons) is or becomes, directly or indirectly, the beneficial owner of 25% or more of the voting power of the Common Stock, or the individuals who comprised the Company’s Board of Directors on the date of the Severance Agreement, or any of the individuals they nominate, cease to comprise a majority of the Board. Each Named Executive Officer would be entitled under the Severance Agreements to: (i) a lump sum severance payment based on a multiple (specified below) of his annualized salary; (ii) continuation for up to three years of the life and health insurance benefits that were being provided by the Company to such officer and his family immediately prior to termination; and (iii) outplacement services at the Company’s expense for up to fifty-two weeks. The Severance Agreements contain identical terms and conditions, except that the severance compensation multiple is 3.0 for Mr. Vie and 2.0 for the other Named Executive Officers.

The Severance Agreements are not employment contracts. Benefits payable are to be grossed-up to the extent that a recipient would be subject to an excise tax under Section 4999 of the Internal Revenue Code (including any interest or penalties imposed with respect to such tax) due to the receipt of such benefits or any other benefits that constitute “excess parachute payments” for purposes of Section 280G of the Internal Revenue Code. In determining whether there are excess parachute payments, consideration must be given to payments triggered by a change in the Company’s control. Depending on what actions are taken by the Company’s Board of Directors under the Company’s stock option plans in connection with a change in control, certain amounts relating to nonqualified stock options would be factored into the determination regarding excess parachute payments. If severance benefits, along with potential stock option amounts, had become payable on December 31, 2005 as a result of a change of control on that date, no Named Executive Officers would have received gross-ups for excess parachute payments.

INCORPORATION BY REFERENCE

Notwithstanding any general statement to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement into such filings, the Report of the Audit Committee, the Report of the Compensation Committee, and the Unitrin Common Stock Performance Graph (and related data points) contained in this Proxy Statement shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed under such Acts.

* * * * * * *

This Proxy Statement and the form of proxy are being mailed and delivered to the Company’s shareholders by authority of the Board of Directors.

Scott Renwick

Secretary

APPENDIX A

UNITRIN, INC.

AUDIT COMMITTEE CHARTER

I.    AUDIT COMMITTEE PURPOSE.

The Audit Committee (the “Committee”) of the Company’s Board of Directors (“Board”) shall be a standing committee of the Board and shall assist the Board in fulfilling its oversight responsibilities with respect to: (A) the integrity of the Company’s financial statements; (B) the Company’s compliance with legal and regulatory requirements; (C) the independent auditors’ qualifications, independence and performance; and (D) the performance of the Company’s internal audit function. The Committee shall also prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement for its annual meeting of shareholders.

II.    COMPOSITION OF COMMITTEE.

The Committee shall consist of three or more directors appointed annually by the Board of Directors, considering the recommendation of the Nominating & Corporate Governance Committee. The Committee shall satisfy the independence, experience, financial literacy and expertise, and other requirements of all applicable laws, including the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Act”), the Company’s Corporate Governance Guidelines and the listing requirements of the New York Stock Exchange or such other securities market or exchange on which the Company’s common stock may from time to time be listed or qualified for trading (the “Listing Requirements”). In addition, no member of the Committee may serve simultaneously on more than three public company audit committees, including the Committee, unless the Board determines that such simultaneous service would not impair his or her ability to serve effectively on the Committee. The Board shall select one of the Committee members as the Chairman of the Committee, considering the recommendation of the Nominating & Corporate Governance Committee.

The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to satisfying the standards outlined above. Except as expressly provided in this Charter, the Amended and Restated Bylaws of the Company, the Corporate Governance Guidelines of the Company, the Listing Requirements or applicable laws or regulations (“Governing Rules”), the Committee shall fix its own rules of procedures.

III.    COMMITTEE DUTIES AND RESPONSIBILITIES.

A.    Registered Public Accounting Firm.

1.  The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (the “Auditing Firm”). The Auditing Firm shall report directly to the Committee. The Committee shall preapprove all auditing services and permitted non-audit engagements with the Auditing Firm, subject to the de minimus exception for non-audit services provided under Section 10A of the Exchange Act. Prior approval of non-audit services may be delegated to the Chairman of the Committee, whose approval decisions shall be presented to the full Committee at its next scheduled meeting.

2.  The Committee shall review with management and the Auditing Firm any problems or difficulties encountered in the course of audit work (including any restrictions on the scope of its activities or access to requested information) and management’s responses thereto. The Committee shall oversee the resolution of all disagreements between the Auditing Firm and the Company’s management regarding the Company’s financial reporting.

3.  The Committee shall review the performance of the Auditing Firm at least annually, taking into account the views of the Company’s management and internal audit staff. As a part of such review, the Committee shall: (i) obtain and review a report by the Auditing Firm describing the Auditing Firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the Auditing Firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditing Firm, and any steps taken to address any such issues; (ii) require the Auditing Firm to verify that it is registered with the Public Company Accounting Oversight Board in accordance with the Act; and (iii) monitor the required rotation of the lead audit partner in accordance with the Governing Rules. The Committee shall present its conclusions with respect to the Auditing Firm’s performance to the full Board.

4.  At least annually, the Committee shall discuss with the Auditing Firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) as may be modified or supplemented, and receive and review from the Auditing Firm the written disclosures and letter describing all relationships between it and the Company required by the Listing Requirements and Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented. The Committee shall take such additional steps as the Committee deems necessary or appropriate to satisfy itself that the Auditing Firm is independent. The Committee shall present its conclusions with respect to the Auditing Firm’s independence to the full Board.

5.  The Committee shall require the Auditing Firm to provide the Committee with timely reports of: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditing Firm; and (iii) other material written communications between the Auditing Firm and the management of the Company, such as any management letter or schedule of unadjusted differences.

6.  The Committee shall set clear hiring policies for employees or former employees of the Auditing Firm consistent with applicable law and the Listing Requirements.

B.    Financial Statements, Company Disclosures and Certifications

1.  The Committee shall review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the Auditing Firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other matters required to be communicated to the Committee by the Auditing Firm or management under generally accepted auditing standards or the Governing Rules. In the case of the Company’s annual audited financial statements, the Committee shall make a determination whether to recommend to the Board that such financial statements be included in the Company’s Form 10-K.

2.  The Committee shall discuss earnings press releases and review the type and presentation of information to be included therein (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance (if any) provided to analysts and ratings agencies.

3.  At least annually and otherwise as appropriate, the Committee shall review and discuss with management and the Auditing Firm any major issues as to the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies, the adequacy of disclosures about changes in internal control over financial reporting, management’s report on internal control and the Auditing Firm’s attestation report on management’s internal control assessment.

4.  At least annually and otherwise as appropriate, the Committee shall review and discuss with management and the Auditing Firm major issues regarding accounting principles and financial statement presentations (including any significant changes in the Company’s selection or application of accounting principles), analyses prepared by management or the Auditing Firm setting forth significant financial reporting issues and judgments, and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

5.  The Committee shall review disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations under the Act and the rules promulgated thereunder, including those pertaining to the disclosure of any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

C.    Risk Assessment.    The Committee shall discuss guidelines and policies with respect to financial risk assessment and management and actions by the Company’s management to monitor and control such exposures.

D.    Internal Auditors.    The Committee shall at least annually and otherwise as appropriate:

1.  Review and concur in the appointment, retention, replacement, reassignment, or dismissal of the Company’s Director of Internal Audit.

2.  Review the plans, budget and staffing of the Company’s internal audit department and shall inquire of the Auditing Firm as to the competence and adequacy of internal audit personnel.

3.  Review the internal audit department’s compliance with the Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing or any successor standards.

4.  Review with the internal auditors the results of all reviews of compliance with the Company’s Code of Business Conduct and Ethics.

5.  Review significant findings of internal audit reports.

E.    Meetings/Review of Specific Matters.

1.  The Committee shall meet on, or within reasonable proximity to, the date of all regularly scheduled meetings of the Board and at any other times deemed necessary or appropriate by the Chairman or a majority of the Committee. The Committee shall report its activities to the Board of Directors at each meeting of the Board and otherwise as appropriate.

2.  At least quarterly, the Committee shall meet separately with management, with internal auditors (or others responsible for the internal audit function), and with the Auditing Firm.

3.  The Committee shall have sole authority to consider and grant waivers under the Company’s Code of Ethics for Senior Financial Officers, although there shall be a presumption against the granting of any such waivers.

4.  The Committee may form subcommittees of two or more members and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided that the Committee may not delegate to a subcommittee any power or authority required by the Governing Rules to be exercised by the Committee as a whole.

5.  The Committee shall meet with management and other employees, as it deems appropriate, to discuss matters which may have an impact on the financial statements.

6.  Minutes of each meeting of the Committee shall be prepared by the Secretary of the Company (or such other person designated by the Chairman as the secretary of such meeting) and shall be submitted to the Committee for approval at its next meeting. All such minutes shall be filed with the records of the Company.

7.  The Committee shall discharge any other duty or responsibility assigned to it by the Board.

F.    Investigations.    The Committee shall have the power to conduct or authorize an investigation into any matter brought to its attention which falls within the scope of its duties and responsibilities.

G.    Complaints.    The Committee shall establish and oversee procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

H.    Outside Advisors; Funding.    The Committee shall have the sole authority to retain and terminate outside legal, accounting or other advisors in order to obtain advice and assistance in carrying out its duties and responsibilities or in conducting any investigation contemplated by this Charter, and shall have sole authority to approve such advisors’ fees and other terms of retention. The Committee may direct the proper officers of the Company to pay the reasonable fees and expenses of any such advisors, the compensation of the Auditing Firm and the ordinary expenses of the Committee that are necessary or appropriate in carrying out its duties.

I.    Committee Self Evaluation.    At least annually, the Committee shall perform an evaluation of its own performance and report its findings to the Board.

J.    Review of Charter.    The Committee shall review and assess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

IV.    AUDIT COMMITTEE’S ROLE.

The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the Company’s financial statements rests with the Company’s management. It is the Auditing Firm’s responsibility to perform an audit of, and to express an opinion as to whether, the Company’s annual financial statements are fairly presented in accordance with generally accepted accounting principles. The role of the Committee does not include conducting audits or determining whether the financial statements are complete and accurate. In performing its duties, Committee members shall be entitled to rely in good faith upon the records of the Company and such information, opinions, reports or statements presented by any of its officers or employees or any other person or firm selected by or on behalf of the Company as to matters reasonably believed to be within such person’s or firm’s professional or expert competence.

V.    COMPENSATION.

No Committee member shall accept any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or affiliates except for director’s fees. For this purpose, “director’s fees” means any consideration paid or provided to a Committee member as compensation for his or her service to the Company as a director and for his or her service on any committees of the Board, including the Committee. Director’s fees may be paid in the form of cash, stock of the Company, stock options, or any other form of consideration that is consistent with applicable law and the Listing Requirements.

August 2005

UNITRIN, INC.

One East Wacker Drive Chicago, Illinois 60601 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Richard C. Vie, Donald G. Southwell and Eric J. Draut as Proxies, each with power of substitution, to vote all shares of Unitrin, Inc. common stock of the undersigned held as of March 13, 2006, at the Annual Meeting of Shareholders of Unitrin, Inc., to be held at the Chase Auditorium, Chase Tower, 10 S. Dearborn Street (Plaza Level), Chicago, IL 60603, at 10:00 a.m. on May 3, 2006, and at any adjournment or postponement thereof, upon the following matters. This card also constitutes voting instructions for all shares, if any, credited to the account of the undersigned in the Unitrin 401(k) Savings Plan.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

UNITRIN, INC.

May 3, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com 24 hours a day, 7 days a week, up until 11:59 PM Eastern Daylight Saving Time on Tuesday, May 2, 2006.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS (1) AND (2).

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

(1) Proposal 1 - Election of Directors:

NOMINEES:

FOR ALL NOMINEES

James E. Annable

Eric J. Draut

WITHHOLD AUTHORITY

Donald V. Fites

FOR ALL NOMINEES

Douglas G. Geoga

Reuben L. Hedlund

FOR ALL EXCEPT

Jerrold V. Jerome

(See instructions below)

William E. Johnston, Jr.

Wayne Kauth

Fayez S. Sarofim

Donald G. Southwell

Richard C. Vie

Ann E. Ziegler

FOR AGAINST ABSTAIN

2. Ratification of selection of Deloitte & Touche LLP as Independent Registered Public Accountant for 2006.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals (1) and (2).

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please check this box if you plan to attend this meeting.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Unitrin, Inc.

2006 Telephonic Proxy Voting Script

Welcome to American Stock Transfer and Trust Company’s Telephonic proxy voting system. To utilize this service, you must have a touch-tone phone. If you do not have a touch-tone phone, please mail your proxy in the business reply envelope that accompanied your proxy materials.

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Please enter the 11-digit control number that was included with your proxy materials.

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The control number you entered indicates you are a shareholder of [speak company name]

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If you wish to vote in accordance with management’s recommendations, press 1.	If you wish to vote on each proposal individually, press 2.	ç C
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A	You have elected to vote on each proposal individually.
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The first proposal to be voted upon is the election of directors. You may cast your vote for all nominees or you may withhold authority for all nominees. If you wish to withhold authority to vote for a particular nominee, you may submit your vote over the internet at www.voteproxy.com that is www.v-o-t-e-p-r-o-x-y.com or you may mail your proxy card using the business reply envelope that accompanied your proxy materials.

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	To vote for all nominees, press 1.	To withhold authority to vote for all nominees, press 2.
	ê	ê
	B	[Press 2] You have elected to withhold authority to vote for all nominees. If this is correct, press 1. If this is incorrect, press 2.
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[Press 1] The next proposal to be voted upon is proposal number 2. You may vote for or against the proposal or you may abstain. To vote for the proposal, press 1. To vote against the proposal, press 2. To abstain, press 3.

Aè	You have elected to vote in accordance with management’s recommendations. If this is correct, press 1. If this is incorrect, press 2.
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	[Press 1] Your vote is confirmed. Thank you for using American Stock Transfer and Trust Company’s Telephonic proxy voting system.	[Press 2] Go To C

Bè	You have elected to vote for all nominees. If this is correct, press 1. If this is incorrect, press 2.
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	[Press 1] Your vote is confirmed. Thank you for using American Stock Transfer and Trust’s Telephonic proxy voting system.	[Press 2] Go To C

Unitrin, Inc.

2006 Internet Proxy Voting Screen

UNITRIN INC.

Meeting to be held on 05/03/2006 for stockholders of record as of 03/13/2006.

Proxy Voting Instructions:

Your Internet vote is subject to the same terms and conditions as indicated on your proxy card and authorizes the named proxies to vote according to your instructions at the meeting.

Please select one of the following options:

O	Vote all proposals in accordance with the Board of Directors’ recommendations

O	Vote each proposal individually

VOTE FOR INDIVIDUAL PROXIES

Please vote on each proposal by clicking on the box that indicates your vote for the proposal. When you have finished, click on the “VOTE NOW” button. You may also vote for or withhold from all directors at one time by clicking the For All or Withhold From All button respectively.

O For All O Withhold From All

Election of Directors	Ballot
James E. Annable	O For
O Withhold
Eric J. Draut	O For
O Withhold
Donald V. Fites	O For
O Withhold
Douglas G. Geoga	O For
O Withhold
Reuben L. Hedlund	O For
O Withhold
Jerrold V. Jerome	O For
O Withhold
William E. Johnston, Jr.	O For
O Withhold

Wayne Kauth	O For
O Withhold
Fayez S. Sarofim	O For
O Withhold
Donald G. Southwell	O For
O Withhold
Richard C. Vie	O For
O Withhold
Ann E. Ziegler	O For
O Withhold

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Proposal	Ballot

2. Ratification of selection of Deloitte & Touche LLP as Independent Registered Public Accountant for 2006.	O For
O Against
O Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

☐	I will be attending the meeting